Exhibit 99.11

JOINDER TO JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to be added to the Joint Filing Agreement, dated May 23, 2013 among Cray Family Management LLC, Cray MGP Holdings LP, Karen Seaberg, Laidacker M. Seaberg and Cloud L. Cray, Jr. (the “Joint Filing Agreement”), for the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of MGP Ingredients, Inc. and that this Joinder to Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further acknowledges and agrees that his signature below shall constitute an executed counterpart signature page to the Joint Filing Agreement and may be attached to the Joint Filing Agreement as if the undersigned were an original party thereto.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this 4th day of October, 2013.

/s/ Thomas M. Cray
Thomas M. Cray